UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2025

ARDENT HEALTH PARTNERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-42180	61-1764793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

340 Seven Springs Way, Suite 100, Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)
(615) 296-3000
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	ARDT	New York Stock Exchange
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2025, Ardent Health Partners, Inc. (the "Company") announced that, upon the recommendation of its Nominating and Corporate Governance Committee, it has increased the size of the Company’s Board of Directors (the "Board") to 11 members and has appointed Robert A. DeMichiei to fill the newly created seat on the Board, effective April 2, 2025. Mr. DeMichiei has been appointed to the Board’s Audit and Compliance Committee and Nominating and Corporate Governance Committee. A copy of the press release announcing the appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. DeMichiei served as executive vice president and chief financial officer at the University of Pittsburgh Medical Center ("UPMC"), a large nonprofit health system and leading healthcare provider and insurer, from 2004 to 2020. During his tenure, he played a pivotal role in driving UPMC’s financial growth and led numerous strategic initiatives, including mergers and acquisitions, supply chain management, and revenue cycle improvements. Prior to joining UPMC, Mr. DeMichiei held various leadership roles with the General Electric Company (NYSE: GE), an equipment, solutions, and services provider, from 1997 to 2004, and with PricewaterhouseCoopers, a network of professional services firms, from 1987 to 1997. Mr. DeMichiei has served as a board member of Waystar Holding Corp. (Nasdaq: WAY), a provider of leading healthcare payments software, since January 2020, Ampco-Pittsburgh Corporation (NYSE: AP), a manufacturer of forged and cast engineered products and air and liquid processing products, since May 2022, and the Auto Club Enterprises/AAA, a national insurer and member services organization and a part of the AAA federation of motor clubs, since October 2021. Mr. DeMichiei also currently serves as a strategic advisor for Health Catalyst, Inc. (Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, and Omega Healthcare Management Services, a leading provider of revenue cycle management and clinical services to healthcare organizations. He was a founder and former board member of Prodigo Solutions, Inc., a supply chain and data enablement technology company. He is the former chairman and a current board member of the United Way of Southwestern Pennsylvania, the finance committee chair of the Seton Hill University Board of Trustees, and the treasurer and finance committee chair of the Advanced Leadership Institute, which are all charitable organizations. The Board believes that Mr. DeMichiei is well-qualified to serve on the Board due to his extensive experience in healthcare finance and operations combined with his extensive board experience.

There are no transactions and no proposed transactions in which Mr. DeMichiei (or any member of his immediate family) has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. DeMichiei and any other person or entity pursuant to which Mr. DeMichiei was appointed as a director of the Company.

Mr. DeMichiei will receive compensation for his service on the Board in accordance with the Company’s standard compensatory arrangements for non-employee directors. A description of the compensatory arrangements for non-employee directors is filed as Exhibit 10.40 to the Company’s Registration Statement on Form S-1/A, filed with the U.S. Securities and Exchange Commission on July 8, 2024.

Item 9.01.    Financial Statements and Exhibits.

(d)Exhibits:

Exhibit No.	Exhibit Description

99.1	Press release of Ardent Health Partners, Inc., dated April, 3, 2025

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2025	ARDENT HEALTH PARTNERS, INC.

	By:	/s/ Stephen C. Petrovich
	Name:	Stephen C. Petrovich
	Title:	Executive Vice President & General Counsel